Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
2008 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2008
	Range
Revenue	$380.0	$395.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$97.5	$107.5

Adjusted EBITDA per diluted common share	$1.57	$1.73

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	$10.0	$11.0
Depreciation and amortization	$(31.0)	$(29.0)
Non-cash advertising	$(5.0)	$(5.0)
Non-cash stock-based compensation	$(22.0)	$(21.0)
Impairment of auction rate securities	(27.4)	(27.4)
Income tax provision ( c )	$(20.0)	$(26.0)

Net income	$2.1	$10.1

Net income per common share:
Basic	$0.04	$0.17

Diluted	$0.03	$0.16

Net income, excluding impairment of auction rate securities of ($27.4)(d)	$29.5	$37.5

Net income per common share, excluding impairment of auction rate securities
Basic	$0.50	$0.64

Diluted	$0.48	$0.60

Weighted-average shares outstanding used in computing net income per common share:
Basic	59.0	59.0
Diluted	62.0	62.0

Notes:

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Income tax rate for Q2 to Q4 2008 is estimated to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2008 of the valuation allowance against deferred tax assets.

(d)	Impairment of auction rate securities recorded in Q1 2008.
Additional Information
- Quarterly distribution of revenue is estimated to be approximately $81.7 in Q1, $88 to $90 in Q2, $100 to $104 in Q3 and $110 to $119 in Q4
- Adjusted EBITDA as a percentage of revenue is estimated to be approximately 19% in Q1, 22% to 23% in Q2, 27% to 28% in Q3 and 32% to
   35% in Q4
- Net Income (Loss) as a percentage of revenue is estimated to be approximately (29.0%) in Q1, 6.0% to 7.0% in Q2, 9.0% to 11.0% in Q3 and 10.0% to 14.0% in Q4